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                                                                      EXHIBIT 99

[WILLIAMS LOGO]


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JANUARY 23, 2003
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                   WILLIAMS GIVES UPDATE ON DEBT AND LIQUIDITY

         EXPECTS TO REPORT '02 RECURRING SEGMENT PROFIT WITHIN GUIDANCE

TULSA, OKLA. -- Williams (NYSE:WMB) today provided an update on its total debt and liquidity, as well as its expectations for 2002 recurring segment profit for business units on which it had previously provided guidance.

The company had total debt of approximately $14 billion at year-end 2002, compared with $14.6 billion at the end of the preceding quarter.

As of yesterday, Williams had total liquidity of approximately $1.6 billion. That liquidity consisted of approximately $1.1 billion of cash and cash equivalents, and nearly $500 million in available bank lines.

Williams expects 2002 recurring segment profit of $1.4 billion to $1.5 billion from its gas pipeline, exploration and production, and midstream gas and liquids businesses, along with its investment in Williams Energy Partners (NYSE:WEG). That dollar range is within the company's previous guidance.

For the business units within that grouping, here is a breakout of estimated 2002 recurring segment profit along with significant performance factors:

GAS PIPELINE, which provides natural gas transportation and storage services through 20,400 miles of systems in the United States, expects 2002 recurring segment profit of $685 million to $695 million. Significant factors in this segment's 2002 financial performance include:

o The benefit of rate-refund liability reductions

o Increased gas-transportation revenues from new expansion projects

o The benefit of new transportation rates for Transco and Texas Gas.

EXPLORATION & PRODUCTION, which includes natural gas production, development and exploration in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, expects 2002 recurring segment profit of $375 million to $385 million.

Significant factors in this segment's 2002 financial performance include:

o Increased production volumes as a result of a successful 2002 drilling program

o Higher net realized average prices.



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MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation, transportation and storage services, and olefins production, expects recurring segment profit of $305 million to $320 million for 2002. The expected results do not include any segment profit from two pipelines, Mid-America and Seminole, which are reported as discontinued operations following their sale last summer.

Significant factors in this segment's 2002 financial performance include:

o Higher natural gas liquid margins in western-region and Canadian operations

o Two new deep-water projects that began contributing operating profit midyear.

Williams plans in the next few weeks to provide guidance for 2003 recurring segment profit from its core businesses, as well as its expectations for 2002 recurring segment results from its energy and risk management business.

The company plans to issue its full earnings report for 2002 during the week of Feb. 17.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:
             Kelly Swan         Williams Media Relations     918-573-6932        kelly.swan@williams.com
           Richard George      Williams Investor Relations   918-573-3679      richard.george@williams.com
          Courtney Baugher     Williams Investor Relations   918-573-5768     courtney.baugher@williams.com
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